Exhibit 10.31

Final Version

Falcon’s Beyond Global, LLC

Long-Term Incentive Plan

Falcon’s Beyond Global, LLC (“Parent”), on behalf of itself, its subsidiaries and its affiliates, including Falcon’s Creative Group, LLC (the “Company”) (collectively, the “Employer”), hereby establishes this Falcon’s Beyond Global, LLC Long-Term Incentive Plan (the “Plan”) effective as of January 1, 2024, to reward certain of its eligible employees for strong performance and business results and to align incentives between such employees to continue their employment with the Employer and its affiliates by granting incentive bonuses. It is intended that the benefits provided under this Plan shall satisfy the requirements of the “short-term deferral” exemption set forth in Treasury Regulation Section 1.409A-1(b)(4) under Code Section 409A. The purpose of this Plan is to provide for the conditional award of bonuses to Plan participants and to provide a schedule for vesting and payment of such bonuses. The Plan is a cash bonus plan not intended to provide retirement income or defer compensation to the termination of employment or beyond, and is therefore not a “welfare” or “pension” plan that is subject to ERISA. The Plan is not intended to be a “top-hat” plan for a “select group of management or highly compensated employees” as defined under ERISA. The participation in this Plan shall be available to a group of employees selected by the Employer which may include employees who would not be considered eligible for a “top hat” plan under ERISA and Department of Labor rules.

ARTICLE I
Definitions

1.1 “Board” shall mean the Board of Directors of Parent.

1.2 “Bonus” shall mean, as determined each year by the Committee, the amount awarded to the Participant under the bonus program.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by applicable Treasury regulations and authorities promulgated thereunder.

1.4 “Committee” shall mean the Compensation Committee of the Board or such other person or persons appointed by the Committee to administer the Plan, to the extent permitted by applicable law.

1.5 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by applicable regulations and authorities promulgated thereunder.

1.6 “Participant” shall mean an eligible employee of the Employer who is designated by the Committee to participate in the Plan.

ARTICLE II
Eligibility

A Participant may receive a Bonus (i) at the recommendation of the Board of Managers of the Company (which shall include the QIC Manager (as such term is defined in the Company’s Third Amended and Restated Limited Liability Company Agreement, as amended from time to time)) and (ii) approved by the Committee, based upon continued employment and, if determined by the Board of Managers of the Company (including the QIC Manager) and the Committee, meeting certain performance criteria. A Participant who receives a Bonus as determined by the Committee will not, for a period of eighteen months thereafter, be eligible to receive another Bonus grant. Any subsequent Bonus grant made within eighteen months after a previous Bonus grant will be null and void ab initio.

ARTICLE III
Bonus

3.1 Bonus. Each bonus earned by a Participant shall vest and be paid in accordance with this Plan.

3.2 Vesting. Except as otherwise provided by Sections 3.3 through 3.5 hereof, and subject to any additional performance-vesting criteria that the Committee may impose in its sole discretion, each Participant shall vest in each Bonus in one lump-sum upon the third anniversary (the “Anniversary Date”) of the date of grant of such Bonus (the “Date of Grant”), as set forth in an award agreement or letter, subject to the Participant’s continued employment with the Employer through the Anniversary Date, such that 100% of the Bonus shall become vested on the Anniversary Date. Except as otherwise provided in Sections 3.3 through 3.5 hereof, in the event of the Participant’s termination of employment prior to the Anniversary Date, the Bonus shall be forfeited upon the Participant’s date of termination, and no amount shall be payable to the Participant under the Plan.

3.3 Accelerated Vesting. Notwithstanding the foregoing, in the event of a Participant’s involuntary termination of employment by the Employer (other than for “cause” (as determined by the Committee in its sole discretion) or due to the Participant’s death or disability) (an “Involuntary Termination”) prior to the Anniversary Date, the Participant shall vest pro rata in the Bonus, based on the number of days of such Participant’s employment since the Date of Grant and through the date of termination.

3.4 Alternative Vesting Schedule. The Committee may, at its sole discretion, accelerate the vesting of any portion or all of a Participant’s Bonus.

3.5 Forfeiture of Vested Bonus. Notwithstanding anything in this Plan to the contrary, the Participant shall forfeit all unpaid portions of the Bonus, whether or not vested, in the event of a termination of employment for “cause” (as determined by the Committee in its sole discretion) or violation of any restrictive covenant agreement with the Employer.

ARTICLE IV
Plan Funding

4.1 Unfunded Plan. This Plan is an unfunded plan that is not intended to be subject to ERISA. No Participant has any legal or equitable right, interest or claim to any property or assets of the Employer. The Employer’s obligation to pay Plan benefits is an unsecured promise to pay.

4.2 No Trust. This Plan does not create a trust for the benefit of any Participant. If the Employer determines to identify and hold any assets earmarked to satisfy obligations under the Plan, it may, but is not required to, invest such assets in a “rabbi trust” to be held in the name of the Employer.

ARTICLE V
Payment of Plan Benefits

The Bonus due hereunder, if any, shall be paid to the Participant through the applicable Employer’s payroll within a reasonable time following the applicable vesting date contemplated by Section 3.2, Section 3.3 or Section 3.4, as applicable, but in all cases before the 15th day of the third month of the calendar year following the year in which the applicable vesting date occurs.

ARTICLE VI
Amendment and Termination of Plan

The Board may, at any time, amend or terminate the Plan in its sole discretion; provided, that no amendment or termination of the Plan may adversely impair any Participant’s rights under the Plan without the express written consent of the affected Participant, including, without limitation, any amendment or termination that reduces the value of any Participant’s Bonus or adversely changes the vesting schedule or payment dates for any previously awarded Bonus.

ARTICLE VII
Administration

The Committee shall administer the Plan and interpret, construe, and apply its provisions in accordance with its terms. The Committee may appoint one or more persons to act on its behalf in the day to day administration of the Plan; provided, that no such person may act as the Committee hereunder with respect to any Bonus to such person. The Committee shall establish, adopt or revise such further formulas, procedures, rules and regulations as it may deem necessary or advisable for determination of awards and administration of the Plan. All decisions of the Committee shall be final, binding and conclusive as to all persons. No member of the Committee or any appointed person shall be liable for any determination, decision or action made in good faith with respect to the Plan. The Employer will indemnify and hold harmless the members of the Committee and any appointed persons from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons.

ARTICLE VIII
Miscellaneous

8.1 Nonassignability. The awards, including all bonuses, benefits, credits and distributions of any kind provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Such amounts shall be exempt from the claims of creditors or other claimants of the Participant, or successor in interest, from all orders, decrees, levies, garnishments or executions, to the fullest extent allowed by law. When a payment is due under the Plan to a Participant who is unable to care for such Participant’s affairs, payment may be made directly to such Participant’s legal guardian or personal representative.

8.2 No Right to Employer Assets. The Bonuses under the Plan shall be paid from the general funds of the Employer, and the Participant, or any successor in interest, shall be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder.

8.3 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Employer to continue the services of the Participant, or obligate the Participant to continue in the service of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause, for any reason. Nothing herein shall be construed as fixing or regulating the salary and/or any bonus or incentive payable to the Participant.

8.4 Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural, or vice versa.

8.5 Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions. In the construction of the Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

8.6 Governing Laws. The Plan shall be construed and administered according to the laws of the state of Florida without reference to the conflict of law provisions thereof that would cause the laws of any other jurisdiction to apply.

8.7 Successors. For purposes of the Plan, the Employer shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Employer, and such successors and assignees shall perform the Employer’s obligations under the Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. In such event, the term “Employer”, as used in the Plan, shall mean the Employer, as defined above and any successor, parent corporation or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

8.8 Withholding. The Employer and its affiliates shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Annual Bonus payable under the Plan.

8.9 Severability. Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

8.10 No Benefits. Any benefits payable under the Plan shall not be deemed salary or other compensation to a Participant for the purposes of determining benefits to which such Participant may be entitled under any retirement plan or other arrangement of the Employer or any of its affiliates maintained for the benefit of their employees, unless such plan or arrangement provides otherwise.

8.11 Section 409A.

(i) To the extent applicable, the Plan shall be administered and interpreted in accordance with Section 409A, and the Annual Bonuses are intended to constitute “short-term deferral” arrangements within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Employer determines that any compensation or benefits payable under the Plan may not be either compliant with or exempt from Section 409A, the Employer may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions that the Employer determines are necessary or appropriate to avoid the imposition of adverse tax consequences under Section 409A (and, for the avoidance of doubt, without the consent of any affected Participant); provided, that this Section 8.11(i) shall not create any obligation on the part of the Employer to adopt any such amendment, policy or procedure or take any such other action, nor shall the Employer have any liability for failing to do so.

(ii) For purposes of any provision of the Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a Separation from Service and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service”. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s Separation from Service to the extent that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

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